UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

current report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 21, 2016
Date of Report (Date of Earliest Event Reported)

SOVRAN SELF STORAGE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State of Other Jurisdiction Of Incorporation)	1-13820 (Commission File Number)	16-1194043 (I.R.S. Employer Identification Number)

6467 Main Street
Williamsville, New York 14221
(Address of Principal Executive Offices)

(716) 633-1850
(Registrants' Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

[ ]	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

               On January 21, 2016, Sovran Self Storage, Inc. (the “Company”), through its operating limited partnership, Sovran Acquisition Limited Partnership, completed the acquisition of thirteen (13) self-storage properties located in New Hampshire (5), California (4), Texas (3) and Massachusetts (1) for an aggregate cash consideration of approximately $186 million.  The properties were acquired from a group of related sellers: Calabasas Storage, LLC, 123 Westminster Storage, LLC, Magellan Commercial, LLC, Magellan Slauson, LLC, HSRE Stonebridge South, LP,  Stonebridge North, LP, ADV Legendary Property Owner, LLC,  Salisbury Storage I, LLC, Heritage Storage I, LLC, Lee Storage I, LLC, HF Storage, LLC, KS Storage, LLC, and DV Storage, LLC.  The purchase price was funded through draws on the Company’s line of credit, which draws have been subsequently repaid through proceeds of the Company’s underwritten public offering which closed January 25, 2016.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

                         Financial statements with respect to the acquisition described in Item 2.01 herein have not been included herein.   To the extent the Company determines that such financial statements are required to be filed, the Company will file such financial statements under cover of an amendment to this Current Report on Form 8-K, within 71 days after the date this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(b)	Pro Forma Financial Information.

                         Pro forma financial information with respect to the acquisition described in Item 2.01 herein has not been included herein.   To the extent the Company determines that such information is required to be filed, the Company will file such information under cover of an amendment to this Current Report on Form 8-K, within 71 days after the date this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 26, 2016	SOVRAN SELF STORAGE, INC. By /s/ ANDREW J. GREGOIRE Name: Andrew J. Gregoire Title: Chief Financial Officer